Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
mshilton@lhai.com

TESSERA TECHNOLOGIES ANNOUNCES THIRD QUARTER 2007

FINANCIAL RESULTS

- Third Quarter 2007 Royalties and License Fees Grew 60 Percent versus Prior Year Quarter -

San Jose, Calif., November 1, 2007 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced its results for the third quarter and nine-month period ended September 30, 2007.

Revenue Highlights: Third Quarter 2007

•	Total revenue was $49.2 million.

•	Royalty and license fees were $41.4 million.

•	Product and service revenue was $7.4 million.

Generally accepted accounting principles (GAAP) net income for the third quarter of 2007 was $11.2 million, or $0.23 per diluted share, and included non-cash charges of $4.4 million for stock-based compensation and $1.9 million for deal amortization.

Non-GAAP net income for the third quarter of 2007 was $25.1 million, or $0.51 per diluted share. Non-GAAP net income and operating expenses are defined as income and operating expenses adjusted for non-cash tax expense, deal amortization charges, and stock-based compensation. Non-GAAP net income per share equals non-GAAP net income divided by the weighted diluted share count as of that period end.

“We are pleased to report continued strong revenue growth from our core business in the third quarter. For the full year 2007, royalties and licenses are expected to be up roughly 58 percent as compared to 2006,” said Bruce McWilliams, chairman, president and CEO for Tessera. “Our advanced packaging and interconnect product efforts are progressing well and our longer-term outlook is very favorable as memory demand, both in computing and consumer electronics, continues to climb. Combined with the strong interest in our full range of consumer optics technologies, we remain confident in the long-term scalability of our business.”

Revenue Highlights: Nine-month Period Ended September 30, 2007

•	Total revenue was $142.6 million.

•	Royalty and license fees were $113.4 million.

•	Payments for past production were $2.2 million.

•	Product and service revenue was $27.1 million.

GAAP net income for the nine-month period was $32.1 million, or $0.66 per diluted share. Non-GAAP net income for the nine-month period was $71.4 million, or $1.45 per diluted share.

“Third quarter total revenue of $49.2 million exceeded guidance due to strong royalties and license fees growth, which offset lower than expected product and services revenue,” stated Charlie Webster, Tessera’s chief financial officer. “The main driver of royalty growth continues to be strong DRAM unit growth, which we now expect to range between 45 percent to 50 percent for the year. In wireless, although June quarter CSP shipments were still moderate, we are beginning to experience some signs of improvement. As such, we are reiterating our guidance for the full year 2007 revenue of approximately $193 million to $198 million, with approximately $153 million to $158 million in royalties and license fees, as compared with full year 2006 royalties and license fees of $99.6 million.”

Fourth Quarter 2007 Financial Guidance

Total revenue for the fourth quarter is expected to be within the range of $52.0 million to $53.0 million. Fourth quarter 2007 royalty and license fees are projected to be between $44.0 million and $45.0 million. As per company policy, quarterly revenue guidance does not include the impact of new agreements that are not already signed.

Non-GAAP operating expenses for the fourth quarter are projected to be approximately $27.5 million to $28.0 million, including $7.0 million to $7.5 million for litigation expenses. The company’s book tax rate is projected to be 35 percent of pre-tax profit. Cash taxes are projected to approximate $2.0 million in the fourth quarter. The fully diluted share count is expected to be 49.5 million shares.

Conference Call Information

Tessera Technologies will host its third quarter 2007 conference call on November 1, 2007 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers, dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 19774947.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that are adjusted for non-cash tax expense, and stock compensation and the requirements of SFAS No. 123(R), “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of non-cash tax expense, either one-time or ongoing non-cash deal amortization charges and all forms of stock-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the non-GAAP net income to our reported GAAP net income.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 include more information about factors that could affect the company’s financial results.

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Royalty and license fees	$41,383	$25,916	$113,377	$64,817
Past production payments	415	76,000	2,167	77,633
Product and service revenues	7,356	8,625	27,104	16,014

Total revenues	49,154	110,541	142,648	158,464

Operating expenses:
Cost of revenues	3,603	6,201	13,917	13,623
Research, development and other related costs	9,920	5,317	27,106	12,589
Selling, general and administrative costs	17,655	20,116	51,598	54,091

Total operating expenses	31,178	31,634	92,621	80,303

Operating income	17,976	78,907	50,027	78,161
Other income, net	3,080	1,677	8,686	4,401

Income before taxes	21,056	80,584	58,713	82,562
Income tax provision	9,874	33,229	26,577	35,048

Net income attributable to common stockholders	$11,182	$47,355	$32,136	$47,514

Basic and diluted net income per share attributable to common stockholders:
Net income per common share - basic	$0.23	$1.02	$0.68	$1.04

Net income per common share - diluted	$0.23	$0.98	$0.66	$0.99

Weighted average number of shares used in per share calculations - basic	47,688	46,252	47,423	45,892

Weighted average number of shares used in per share calculations - diluted	48,586	48,422	48,554	48,131

TESSERA TECHNOLOGIES, INC.

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Non-cash income tax expense	$7,609	$32,292	$21,016	$32,279
Stock compensation - cost of revenues	$425	$709	$1,722	$2,319
Stock compensation - research, development and other related costs	$712	$334	$1,831	$443
Stock compensation - selling, general and administrative	$3,247	$2,798	$9,659	$8,188
Amortization of acquired intangibles - cost of revenues	$423	$282	$1,267	$282
Amortization of acquired intangibles - research, development and other related costs	$1,264	$268	$3,206	$806
Amortization of acquired intangibles - selling, general and administration	$201	$137	$605	$147
Adjustment for acquired inventory	$—	$905	$—	$905
Weighted average number of shares used in per share calculations excluding the effects of 123R - diluted	49,016	48,737	49,127	48,580

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$230,596	$194,076
Short-term investments	35,223	—
Accounts receivable, net	9,008	6,783
Inventories	2,056	1,548
Short-term deferred tax assets	4,814	4,814
Other current assets	3,310	13,434

Total current assets	285,007	220,655
Property and equipment, net	27,493	24,705
Intangible assets, net	53,225	27,529
Goodwill	35,425	35,425
Long-term deferred tax assets	1,162	12,530
Other assets	1,238	444

Total assets	$403,550	$321,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,775	$3,895
Accrued legal fees	4,877	3,166
Accrued liabilities	7,282	7,350
Deferred revenue	1,028	646
Income tax payable	21,888	376

Total current liabilities	37,850	15,433

Stockholders’ equity:
Common Stock	48	47
Additional paid-in capital	273,569	245,019
Treasury Stock	(544)	—
Accumulated other comprehensive loss	(298)	—
Retained earnings	92,925	60,789

Total stockholder’s equity	365,700	305,855

Total liabilities and stockholder’s equity	$403,550	$321,288

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
GAAP Net Income	$11,182	$47,355	$32,136	$47,514
Adjustments to GAAP net income:
Stock compensation - cost of revenues	425	709	1,722	2,319
Stock compensation - research, development and other related costs	712	334	1,831	443
Stock compensation - selling, general and administrative	3,247	2,798	9,659	8,188
Amortization of acquired intangibles - cost of revenues	423	282	1,267	282
Amortization of acquired intangibles - research, development and other related costs	1,264	268	3,206	806
Amortization of acquired intangibles - selling, general and administrative	201	137	605	147
Non-cash income tax expense	7,609	32,292	21,016	32,279
Adjustment for acquired inventory	—	905	—	905

Non-GAAP net income	$25,063	$85,080	$71,442	$92,883

Non-GAAP net income per common share - diluted	$0.51	$1.75	$1.45	$1.91

Weighted average number of shares used in per share calculations excluding the effects of 123R - diluted	49,016	48,737	49,127	48,580

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